Exhibit 10.44

                                     FORM OF
                     CHANGE OF CONTROL EMPLOYMENT AGREEMENT

     THIS AGREEMENT, which shall only become effective as an employment agreement upon satisfaction of the conditions described in Section 1 hereof, is made as of the 21st day of March, 2000 between and among Hibernia Corporation, a Louisiana corporation (the "Company"), Hibernia National Bank, a national banking association (the "Bank") (collectively, with their direct and indirect subsidiaries, ("Hibernia") and ((FULLNAME)) ("Executive").

                              W I T N E S S E T H:

     WHEREAS, Hibernia and/or the Bank employs Executive in a position of significant authority and responsibility;

     WHEREAS, Hibernia on behalf of itself and its shareholders, wishes to attract and retain well-qualified executives and key personnel and to assure itself of the continuity of its management;

     WHEREAS, Hibernia recognizes that Executive is a valuable resource and, in the event of a change of control of the Company or the Bank, Hibernia desires to assure itself of Executive's continued loyalty and services or, in the event Executive is terminated or adversely modified as a result thereof, to assure Executive of adequate severance; and

     WHEREAS, in the event of a change of control of Hibernia, Hibernia desires to assure, as much as possible, that its management team remains intact for a period of time after the change of control in order to assure a smooth transition and to increase the value of its franchise to its shareholders.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Employment.
     ----------

     In the event of a change of control of Hibernia or the Bank, as defined herein below, Hibernia hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of Hibernia, for the period commencing on the Effective Date of the change in control, as defined herein below, and ending on the last day of the month that is [one year/two years] after the Effective Date (the "Employment Period"). It is hereby acknowledged and agreed that this Agreement shall not operate to ensure employment, and shall not constitute an employment agreement, until and unless a change of control, as defined herein, occurs, and, in the event of a change of control, only for the Employment Period, as defined above.

2.   Position and Duties.
     -------------------

     (a) During the Employment Period, Executive shall hold such position and exercise such authority and perform such duties as are commensurate with the position held and authority being exercised and duties being performed by Executive immediately prior to the Effective Date, which services shall be performed at the location where Executive was employed immediately prior to the Effective Date or at such other location as Hibernia may reasonably require within a 20-mile radius of the location at which Executive was employed immediately prior to the Effective Date. The position, authority and duties of Executive shall be deemed to be not commensurate with Executive's previous position, authority or duties if (i) Hibernia becomes a direct or indirect subsidiary of another corporation or corporations or becomes controlled, directly or indirectly, by one or more unincorporated entities ("parent company") or (ii) all or substantially all of the assets of Hibernia are acquired by another corporation or unincorporated entity or group of corporations or unincorporated entities owned or controlled, directly or indirectly, by another corporation or unincorporated entity ("successor"), unless, in either case, Executive's position, authority and duties with such parent company or successor are at least commensurate in all material respects with those held, exercised and assigned with Hibernia immediately prior to the Effective Date.

     (b) Excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees that during the Employment Period Executive shall devote his or her full business time and attention to Executive's responsibilities as described herein and shall perform such duties and responsibilities faithfully and efficiently. Notwithstanding the foregoing, Executive may engage in such outside professional, civic, charitable and personal activities as are permitted by Hibernia's Code of Ethics and which do not materially interfere with the performance of Executive's duties and responsibilities.

3.   Compensation and Benefits.
     -------------------------

     During the Employment Period, Executive shall receive the following compensation and benefits:

     (a) An annual base salary which is not less than his or her annual base salary immediately prior to the Effective Date. During the Employment Period, Executive's annual base salary shall be reviewed at least annually and shall be increased from time to time consistent with increases in annual base salary awarded in the ordinary course of business to other executives and key employees. Any increase in annual base salary shall not limit or reduce any other obligation to Executive under this Agreement. Hibernia shall not reduce Executive's annual base salary during the Employment Period without Executive's consent.

     (b) A bonus (either pursuant to a bonus or incentive plan or program of Hibernia or otherwise) in cash at least equal to the product of the average of the bonus payout ratio (1) for the three years (or such shorter period as Executive has been employed by Hibernia) prior to the Effective Date (expressed as a fraction) times the target bonus for the year in question (such bonus is hereinafter sometimes referred to as the "Employment Period Bonus"). For purposes of this paragraph (b), the parties acknowledge and agree that the bonus payout ratio is the percentage of Executive's target bonus for the year(s) in question which was actually awarded to Executive in the year(s) in question. The annual bonus shall be payable within 60 days after the end of each fiscal year.

     (c) Notwithstanding anything in paragraph (b) above to the contrary, however, Executive shall not be entitled to an Employment Period Bonus with respect to any year for which no bonuses have been or will be paid to any officer eligible to receive a bonus from Hibernia. It is expressly understood and agreed by the parties hereto that any bonus, regardless when paid, that is paid to any officer of Hibernia that relates to a year to which an Employment Period Bonus is otherwise required to be paid, shall require the payment of an Employment Period Bonus to Executive.

     (d) Executive shall be eligible to participate and to continue existing participation in any and all incentive compensation plans of Hibernia which provide opportunities to receive compensation in addition to annual base salary and cash bonus on the same terms and conditions as other executives and key employees of Hibernia.(1)

     (e) Executive shall be entitled to participate in salaried employee benefit plans of Hibernia and receive perquisites on the same terms and conditions as other executives and key employees of Hibernia.

     (f) Executive shall be entitled to continue to accrue credited service for retirement benefits and receive retirement benefits under and pursuant to the terms of any qualified retirement plan of Hibernia or supplemental executive retirement plan of Hibernia in effect on the Effective Date, on the same terms and conditions as other executives and key employees of Hibernia.

4.   Termination.
     -----------

     (a) Executive acknowledges and agrees that his or her employment is at the pleasure of the Board of Directors (or, to the extent so delegated by such Board, the Chief Executive Officer) of the Bank and/or the Company and that he or she may be removed at any time by the Board of Directors (or, to the extent so delegated by such Board, the Chief Executive Officer). Hibernia acknowledges and agrees that Executive may resign his or her employment with Hibernia at any time with or without Good Reason as hereinafter defined. If, at any time after the Effective Date of a change in control and prior to the expiration of the Employment Period, Executive is removed from the position which Executive held prior to the Effective Date of a change in control, as hereinafter defined, other than for cause or as a result of Executive's disability, or if Executive resigns his or her position for Good Reason, the Bank shall (i) pay to Executive a lump sum severance amount equal to the aggregate salary remaining unpaid during the unexpired portion of the Employment Period, plus an amount equal to the product of the bonus, if any, that would be payable to Executive pursuant to
Section 3 hereof times the fraction, the numerator of which is the number of months remaining in the unexpired portion of the Employment Period and the denominator of which is [twelve/twenty-four], and (ii) provide for the benefit of Executive, his/her spouse, and his/her dependents, if any, coverage under the plans, policies or programs (as the same may be amended from time to time) maintained by the Company for the purpose of providing medical benefits to other executives of the Company with comparable duties. In no event, however, shall the coverage provided under this paragraph be substantially less than coverage provided to the Executive as of the date immediately preceding a termination described in this Section 4(a). The medical benefits coverage provided for in this Section 4(a) shall commence as of the later of the date of termination or the occurrence of a Change of Control, and end as of the earlier of the Executive's coverage under Medicare Part B or the date on which the Executive is covered under group plans providing substantially similar benefits maintained by another employer.

     (b) In order to ensure a smooth transition of management in the event of a change of control, Executive may also resign his or her employment voluntarily, with or without Good Reason, during the thirty-day period following the date that is [six months/twelve months] after the Effective Date of a change of control, and, if Executive so terminates his employment, Executive shall be entitled to (i) a lump sum severance amount equal to the aggregate salary remaining unpaid during the unexpired portion of the Employment Period, plus an amount equal to one-half of his or her Employment Period Bonus, and (ii) coverage under the plans, policies or programs (as the same may be amended from time to time) maintained by the Company for the purpose of providing medical benefits to other executives of the Company with comparable duties. In no event, however, shall the medical benefits coverage provided under this paragraph be substantially less than coverage provided to the Executive as of the date immediately preceding a termination described in this Section 4(b). The medical benefits coverage provided for in this Section 4(b) shall commence as of the later of the date of termination or the occurrence of a Change of Control, and end as of the earlier of the Executive's coverage under Medicare Part B or the date on which the Executive is covered under group plans providing substantially similar benefits maintained by another employer.

     (c) In the event of termination pursuant to Section 4(a) or Section 4(b), the Company shall provide career counseling services for the benefit of Executive for a period of six months following termination of employment, including, but not limited to, the use of a telephone, photocopying and fax equipment and counseling services relating to availability of other job opportunities, all at no charge or cost to Executive.

     (d) In the event Executive remains in the employ of the Bank for the entire Employment Period (commencing on the Effective Date), and this Agreement is not terminated by Employee and the Bank or by its terms, then this Agreement shall terminate on the date that falls [one year/two years] after the Effective Date.

     (e) Notwithstanding anything in this Section 4 to the contrary, Executive and Hibernia hereby acknowledge and agree that the parties hereto may, upon the mutual consent of all parties hereto, modify or amend the provisions hereof or terminate this Agreement at any time before or after the Effective Date and that, upon such termination, the provisions hereof shall have no further force or effect.

     (f) If it shall be determined that any payment to Executive pursuant to this Section 4 of this Agreement (a "Payment") would be subject to any Taxes (as defined below), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all Taxes imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Taxes imposed on the Payment.

5.   Confidential and Proprietary Information.
     ----------------------------------------

     Executive acknowledges and agrees that any and all non public information regarding Hibernia and its customers is confidential and the unauthorized disclosure of such information will result in irreparable harm to Hibernia. An Executive shall not, during his employment by Hibernia and for a period of five years thereafter, disclose or permit the disclosure of any such information to any person other than an employee of Hibernia or an individual engaged by Hibernia to render professional services to Hibernia under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. The provisions of this Section 5 shall survive any termination of this Agreement. For purposes of this Section 5, the term "confidential information" shall not include information that (i) was or becomes generally available to the public other than as a result of disclosure by Executive, (ii) was or becomes available to Executive on a non confidential basis from a source other than Hibernia.

6.   Definitions.
     -----------

     For purposes of this Agreement, the following terms shall have the meanings given them in this Section 6.

     (a) "Cause" shall mean a material breach by Executive of his obligations under Section 2 of this Agreement or any failure or refusal to perform the material duties associated with his position.

     (b) "Good Reason" shall mean (i) the assignment to Executive of duties that are materially inconsistent with Executive's position, authority, duties or responsibilities immediately prior to the change in control, or any other action by Hibernia which results in a material diminution in such position, authority, duties or responsibilities; or (ii) requiring Executive, without his consent, to be based at any office or location other than the office or location at which Executive was employed immediately prior to the change in control; provided, however, that any such relocation requests shall not be grounds for resignation with Good Reason if such relocation is within a twenty-mile radius of the location at which Executive was based prior to the Effective Date of a change in control.

     (c) "Disability" shall mean circumstances that qualify Executive for long-term disability benefits under Hibernia's Long-Term Disability Plan as in effect immediately prior to the change in control.

     (d) "Change of control" shall be deemed to occur if (i) a person, including a "group" as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934 and the rules and regulations promulgated there under, becomes the beneficial owner of shares of Hibernia having 50% or more of the voting power of Hibernia, (ii) Hibernia shall have sold or disposed of all or substantially all of its assets or substantially all of the assets of the Bank, or (iii) during any period of two consecutive calendar years, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company shareholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or persons nominated or elected by such directors. The Effective Date of a change in control for purposes of this Agreement shall be (A) the date on which Hibernia receives a copy of a Schedule 13D disclosing beneficial ownership of shares in accordance with (d)(i) above; (B) the closing date of a sale of assets by Hibernia in accordance with (d)(ii) above; or (C) the date of the annual or special meeting of shareholders at which the last director necessary to meet the requirements of
(d)(iii) above is elected.

     (e) "Taxes" shall mean the incremental United States federal, state and local income, excise and other taxes including, but without limitation, the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, payable to Executive with respect to any applicable item of income.

7.   Liability of the Company; Regulatory Restrictions.
     -------------------------------------------------

     The parties recognize that the enforceability of employment contracts with national banks are subject to some uncertainty and that national banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of his rights here under from the Bank or the Company. The Company agrees that if, for any reason, the Bank is prevented from performing its obligations here under, the Company will perform each and every obligation as if it were the sole party to the Agreement and without regard to whether the Agreement specifies certain obligations to be those of the Bank rather than the Company; provided, however, nothing herein shall require the Company to perform any obligation if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The parties further acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

8.   Notices.
     -------

     All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:





                  If to Hibernia:

                  Hibernia Corporation (or Hibernia National Bank) 313 Carondelet Street
                  New Orleans, Louisiana 70130
                  Attention:  Director, Human Resources

or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement.

9.   Governing Law.
     -------------

     The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the law of the State of Louisiana.

10.  Successors and Assigns.
     ----------------------

     Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.  Severability.
     ------------

     If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

12.  Entire Agreement; Amendment.
     ---------------------------

     This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended or terminated only by mutual agreement of the parties in writing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HIBERNIA NATIONAL BANK                           HIBERNIA CORPORATION

By: _______________________                      By:_______________________


                     EXECUTIVE

                     --------------------------

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     (1) The bonus payout ratio shall be the percentage  of the target bonus for
Executive, which target bonus is expressed as a percentage of annual base salary and which is established in advance of each fiscal year by Hibernia, which is actually awarded in that year. For example, if the target bonus is 50% of base salary, and the award is 25% of the target, then the bonus payout ratio is 25%. For purposes of this provision, the bonus payout ratios for the three years in question would be aggregated and divided by three, and the resulting average would be applied to the target bonus for the Executive in the year in which the Employment Period Bonus would be paid.